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                                                                   EXHIBIT 12.1

                                  POPULAR, INC.
                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

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                                       Nine month                                 Year Ended December 31,
                                      period ended      ------------------------------------------------------------------------
                                    September 30, 2002     2001            2000           1999             1998           1997
                                    ------------------  ----------      ----------      ----------      ----------      --------

Income before income taxes           $  357,741         $  409,114     $   375,748      $  340,224      $  306,691    $  284,026


Fixed charges:

    Interest expense                    632,880          1,018,877       1,167,396         897,932         778,692       707,348
    Estimated interest component
      of net rental payments             10,632             14,176          13,110          10,970           8,817         7,779

    Total fixed charges including
      interest on deposits              643,512          1,033,053       1,180,506         908,902         787,509       715,127

    Less: Interest on deposits          329,349            518,168         529,373         452,215         411,492       366,528

      Total fixed charges excluding
       interest on deposits             314,163            514,885         651,133         456,687         376,017       348,599


Income before income taxes and
  fixed charges (including interest
      on deposits)                   $1,001,253         $1,442,167      $1,556,254      $1,249,126      $1,094,200      $999,153

Income before income taxes and
  fixed charges (excluding interest
      on deposits)                   $  671,904         $  923,999      $1,026,881      $  796,911      $  682,708      $632,625

Preferred stock dividends                 2,510              8,350           8,350           8,350           8,350         8,350



Ratio of earnings to fixed charges

      Including Interest on Deposits        1.6                1.4             1.3             1.4             1.4           1.4

      Excluding Interest on Deposits        2.1                1.8             1.6             1.7             1.8           1.8

Ratio of earnings to fixed charges &
   Preferred Stock Dividends

      Including Interest on Deposits        1.5                1.4             1.3             1.4             1.4           1.4

      Excluding Interest on Deposits        2.1                1.8             1.6             1.7            1.8           1.8
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